EXHIBIT 99.1

RELIANCE BANCORP, INC.
585 STEWART AVENUE                         (516) 222-9300
GARDEN CITY, NY 11530              FAX:    (516) 222-1997

                                           NEWS RELEASE
FOR IMMEDIATE RELEASE                      November 6, 1998
                                           For Information Contact:
                                           Paul D. Hagan
                                           Senior Vice President-CFO
                                           (516) 222-9308 extension 215

                 RELIANCE BANCORP, INC. COMPLETES SEVENTH STOCK
            REPURCHASE AND ANNOUNCES EIGHTH STOCK REPURCHASE PROGRAM

Garden City, New York, November 6, 1998

Reliance Bancorp, Inc. (NASDAQ/NMS:RELY) the holding company for Reliance Federal Savings Bank today announced that it has completed its previously announced seventh stock repurchase program. The Company said it repurchased 500,000 shares of its outstanding common stock, par value $.01 per share, in open market transactions at an aggregate cost of approximately $13.9 million. Upon settlement of the last transaction on or about November 12, 1998, there will be 8,686,844 shares of Reliance Bancorp, Inc. common stock outstanding.

The Company also announced that its Board of Directors approved the Company's eighth stock repurchase plan. The Company has been authorized by its Board of Directors to repurchase up to 500,000 of the Company's outstanding shares. The repurchase will be made in open-market or privately negotiated transactions, subject to the availability of stock, acceptable pricing of the stock and such timing limitations as may be appropriate.

Raymond A. Nielsen, President and Chief Executive Officer stated that the Board of Directors and management are committed to growing long-term value for Company stockholders and believe the repurchase of common stock represents a sound investment of Company funds and a good capital management tool. As a result of our past acquisitions, the Company has been experiencing strong cash earnings which enables the Company to use tangible capital growth to repurchase its stock. For the quarter ended September 30, 1998, the Company's diluted cash earnings per share of $0.70 were 40% percent higher than diluted earnings per share of $0.50 calculated under generally accepted accounting principles.

Reliance Federal Savings Bank is headquartered in Garden City, N.Y. operating through its administrative office in Garden City and 30 banking offices located in the New York counties of Queens, Nassau and Suffolk. Reliance Federal is a community bank specializing in providing deposit and credit services for its consumer and commercial customers. Additional information on the Company and Bank can be found on our Internet website at www.reliance-federal.com.